EXHIBIT 10.93

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated this 9th day of October, 2019, is made by and between The Connecticut Water Company, a Connecticut corporation having its principal place of business in Clinton, Connecticut (“Company”), Connecticut Water Service, Inc., a Connecticut corporation and holder of all of the outstanding capital stock of Company (“CTWS”) and Maureen Westbrook, a resident of Connecticut (“Employee”).
WITNESSETH:
WHEREAS, Employee, Company and CTWS entered into an amended and restated Employment Agreement dated December 23, 2008, as subsequently amended on April 1, 2014 (collectively, the “Prior Agreement”); and
WHEREAS, SJW Group (“SJW”) is acquiring CTWS pursuant to that certain Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018 (the “Merger Agreement”), by and among SJW, Hydro Sub, Inc. and CTWS (the “Merger”); and
WHEREAS, Company wishes to continue to employ Employee, and Employee wishes to continue in employment, following the Merger, upon the terms and conditions set forth in this Agreement; and
NOW, THEREFORE, to assure Company of Employee’s continued dedication and the availability of Employee’s advice and counsel, to induce Employee to remain in the employ of Company, and to reward Employee for Employee’s valuable dedicated service to Company should Employee’s service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy of which each party acknowledges, effective as of the Effective Date, Company, CTWS and Employee agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Cause” shall mean (as reasonably determined by the CTWS Board in its good faith discretion) Employee’s serious, willful misconduct in respect of Employee’s duties under this Agreement, including conviction for a felony or perpetration by Employee of a common law fraud upon any member of the Group, which has resulted or is likely to result in material economic damage to any member of the Group, as determined by a vote of at least seventy-five percent (75%) of all of the directors of the CTWS Board.
(b)    “Company Board” shall mean the Board of Directors of Company.
(c)    “CTWS Board” shall mean the Board of Directors of CTWS.

(d)    “Disability” shall mean the incapacity of Employee by illness or any other cause as determined under the long-term disability insurance plan of Company in effect at the time in question, or if no such plan is in effect, then such incapacity of Employee as prevents Employee from performing the essential functions of Employee’s position with or without reasonable accommodation for a period in excess of two hundred forty (240) days (whether or not consecutive), or one hundred eighty (180) days consecutively, as the case may be, during any twelve (12) month period.
(e)    “Effective Date” shall be the time at which the Merger becomes effective.
(f)    “Good Reason” shall mean the occurrence of any action, after the Effective Date, which (i) reduces Employee’s job responsibilities or Base Salary; (ii) results in a significant worsening of Employee’s work conditions; (iii) moves Employee’s place of employment to a location that increases Employee’s commute by more than thirty (30) miles over the length of Employee’s commute from Employee’s principal residence at the time the move is requested; or (iv) requires Employee to report to anyone other than the individual serving as the President of CTWS as of the Effective Date or the CTWS Board. In order to constitute Good Reason, (i) Employee must provide written notice of termination for Good Reason to Company within sixty (60) days after the event constituting Good Reason, (ii) Company shall have a period of sixty (60) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Employee’s notice of termination, and (iii) if Company does not correct the act or failure to act, Employee’s employment shall terminate for Good Reason on the first business day following Company’s sixty (60)-day cure period.
(g)    “Group” shall mean CTWS, its direct and indirect subsidiaries and parents, and their direct and indirect subsidiaries.
(h)    “Involuntary Termination” shall mean termination of Employee’s employment with Company either (i) by Company without Cause (other than due to Employee’s death or Disability) or (ii) by Employee for Good Reason, provided that Employee’s transition to the Consulting Role, as set forth in Paragraph 6(d), shall not be deemed an Involuntary Termination.
(i)    “Share Price” shall mean the closing price per share of SJW common stock at the close of regular hours trading on the New York Stock Exchange on the relevant date.
(j)    “SJW ECC” shall mean the Executive Compensation Committee of the Board of Directors of SJW.
(k)    “Term End Date” shall mean the third anniversary of the Effective Date.
2.    Term of Employment. The term of this Agreement shall begin on the Effective Date and shall continue until the Term End Date, or until the termination of Employee’s employment, if earlier (the “Term”), subject to the provisions of Paragraphs 6 and 7 below.

3.    Duties of Employment.
(a)    During the Term and except as otherwise mutually agreed to by Employee and Company, Employee shall serve as the Vice President, Customer and Regulatory Affairs of CTWS and Company, with duties, responsibilities and authority commensurate therewith and shall report to the President of CTWS. Employee understands and agrees that Employee’s principal place of employment shall be in Company’s principal offices and that Employee will be required to travel for business in the course of performing her duties; provided, however, that Employee shall not be required to travel to SJW’s headquarters or other California facilities more than twice a quarter.
(b)    During the Term, Employee will serve Company faithfully, diligently and competently and will devote Employee’s full business time to Employee’s employment and will hold such other offices of any member of the Group to which Employee may be elected, appointed or assigned by the Company Board, the CTWS Board or the Board of Directors of SJW and will discharge such Employee duties in connection therewith. Nothing in this Agreement shall preclude Employee, with the prior approval of the CTWS Board, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with any member of the Group, or (ii) engaging in charitable, religious or community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of Employee’s duties hereunder.
4.    Compensation. During the Term, Company shall pay to Employee as compensation for the services to be rendered by Employee hereunder the following:
(a)    Base Salary. Company shall pay Employee a base salary (“Base Salary”), at the annual rate of $340,000, or such larger amount as may from time to time be determined in connection with regular periodic performance reviews pursuant to the policies and practices and other applicable requirements of Company, CTWS and SJW. Such compensation shall be payable in accordance with the normal payroll practices of Company.
(b)    Annual Bonus. Employee shall be eligible to receive an annual bonus for each calendar year during the Term, commencing with the 2020 calendar year, based on the attainment of individual and corporate performance goals and targets established by the CTWS Board and the SJW ECC (“Annual Bonus”). The target amount of Employee’s Annual Bonus for each such calendar year shall be no less than $119,000 (the “Target Annual Bonus”), with the actual Annual Bonus for any such calendar year within the Term ranging from $0 to a maximum of $178,500, based on the determination by the CTWS Board and the SJW ECC of the level of achievement of the applicable performance goals for the year. Any Annual Bonus shall be paid after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executive officers of SJW (other than the SJW Chief Executive Officer); provided that in no event shall Employee’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of the annual bonus plan or program that is applicable to other executive officers of SJW (other than the SJW Chief Executive Officer), including requirements as to continued employment, subject to the provisions of Paragraph 7 below.

(c)    Equity Compensation. Employee shall be eligible to receive awards of restricted stock units (“RSUs”) as set forth below, subject to the terms of SJW’s Long-Term Incentive Plan, as may be amended (the “SJW Equity Plan”).
(i)    Special Retention Award. On the Effective Date, Employee shall be granted a special retention award of RSUs (the “Retention Award”) covering a number of shares of SJW common stock determined by dividing $1,250,000 by the Share Price on the date of grant of the Retention Award, rounded to the nearest whole number. The Retention Award shall vest in three equal installments on each of the first, second and third anniversaries of the Effective Date, subject to Employee’s continued employment with Company through the respective vesting dates. The remaining terms of the Retention Award shall be as set forth in the SJW Equity Plan and in the form of the Restricted Stock Unit Issuance Agreement in substantially the form attached hereto as Exhibit A.
(ii)    Additional Equity Awards. Contingent on Employee’s continued employment through the applicable grant date, for each calendar year during the Term, commencing with the 2020 calendar year, Employee shall be eligible to receive an award of RSUs with a target value equal to $136,000, covering a number of shares of SJW common stock determined by dividing $136,000 by the Share Price on the date of grant, rounded to the nearest whole number (each an “Annual Award”). Each Annual Award shall be granted at the same time as annual equity awards are granted to other executive officers of SJW (other than the SJW Chief Executive Officer). Each Annual Award shall be granted in the form of a time-based RSU award that vests based on Employee’s continued service with Company over a specified service period (the “Time-Based RSU Award”) and/or a performance-based RSU award that vests based on the achievement of performance goals (as measured over the applicable performance period specified for the award) as determined by the SJW ECC, subject to Employee’s continued employment with Company through the respective vesting dates (the “Performance-Based RSU Award”). The allocation between a Time-Based RSU Award and Performance-Based RSU Award shall be determined by the SJW ECC consistent with the allocation for other executive officers of SJW (other than the SJW Chief Executive Officer). The terms of any Time-Based RSU Award and Performance-Based RSU Award, including the applicable performance goals, shall be as set forth in the SJW Equity Plan and the applicable form Restricted Stock Unit Issuance Agreement provided by SJW for the year of grant, with such form consistent with the form used for other executive officers of SJW (other than the SJW Chief Executive Officer).
(iii)    Dividend Equivalent Rights. Dividend equivalent rights will not accrue with respect to the RSU awards granted pursuant to this Paragraph 4.
5.    Benefits. During the Term, Employee shall be entitled to the following benefits:
(a)    Retirement and Welfare Benefit Plans. During the Term, Employee shall be eligible to participate in Company’s retirement, health and welfare benefit plans and programs applicable to executive officers of Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, and group life), pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude Company, or any member of the

Group, from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
(b)    Expenses. During the Term, Employee shall be entitled to reimbursement for all reasonable business expenses incurred by Employee in the performance of her duties hereunder in accordance with such policies and procedures as Company may adopt generally from time to time.
(c)    Vacation. During the Term, Employee shall be entitled to paid vacation in accordance with the plans and programs of Company, as in effect from time to time.
6.    End of Term and Notice of Termination.
(a)    End of Term. The Term shall end upon the Term End Date, or if earlier, upon the occurrence of any of the following events:
(i)    Termination of Employee’s employment by Company with or without Cause (other than due to death or Disability).
(ii)    Termination of Employee’s employment by Employee with or without Good Reason.
(iii)    The death of Employee.
(iv)    Termination of Employee’s employment by reason of Employee’s Disability.
(v)    Termination of Employee’s employment upon Employee’s transition to the Consulting Role, as described in subsection (d) below.
(b)    Notice of Termination. Any termination of Employee’s employment by Company or by Employee, in either case for any reason, including on account of Employee’s Disability, shall be communicated by notice to the other party hereto given in accordance with Paragraph 15 of this Agreement. For purposes of this Agreement, a “notice” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) if the date of termination (as defined below) is other than the date of receipt of such notice, specifies the date of termination, in accordance with subsection (c) below. For the avoidance of doubt, no notice of termination shall be required if the parties mutually agree that Employee shall transition into the Consulting Role, as described in subsection (d) below.
(c)    Date of Termination. The date of termination means the date of receipt of the notice of termination or any later date specified therein, as the case may be; provided, however, that (i) if Employee’s employment is terminated by Company for Cause, the date of termination shall be immediately upon Employee’s receipt of the notice of termination, (ii) if Employee’s employment is terminated by reason of death, the date of termination shall be the date of death of Employee, (iii) if Employee’s employment is terminated by Employee other than for Good Reason, such date shall not be more than fifteen (15) days after the giving of such notice, (iv) if Employee’s employment is terminated for Good Reason, the date of termination shall be the first business day following Company’s sixty (60)-day cure period, as set forth in Paragraph 1(f), and (v) if Employee’s employment is terminated in connection with her transition to the Consulting Role, the date of termination shall be the day prior to the date on which the Consulting Period (as defined in subsection (d) below) begins.
(d)    Transition to Consulting Role.
(i)    Consulting Role. Effective no earlier than six (6) months prior to the Term End Date, Employee and Company may mutually agree that Employee’s employment shall terminate and Employee shall transition into a consultant role until the Term End Date upon mutually agreeable terms (the “Consulting Role” and the period during which Employee is performing services in the Consulting Role, the “Consulting Period”). During the Consulting Period, Employee shall not be treated as an employee of any member of the Group for any purpose, including, without limitation, for the purposes of any employee or fringe benefits provided by any member of the Group to its employees including, without limitation, employee insurance, retirement, savings, medical, health care, fringe benefit, equity compensation, deferred compensation or bonus plans, or for withholding tax purposes unless required by applicable law.
(ii)    Responsibilities. During the Consulting Period, Employee shall assist Company and CTWS in assuring an orderly transition of her duties to her successor and shall provide such other services as agreed to with Company and CTWS.
(iii)    Consulting Compensation. As compensation for Employee’s services during the Consulting Period, Employee shall be eligible to receive the following: (A) Employee shall be paid a consulting fee as mutually agreed to by Company and Employee, (B) Employee shall continue to vest in the Retention Award and any Time-Based RSU Award outstanding as of Employee’s date of termination of employment, in accordance with the terms of the SJW Equity Plan and the applicable Restricted Stock Unit Issuance Agreement, (C) Employee shall, upon completion of the applicable performance period, vest in any Performance-Based RSU Award outstanding as of Employee’s date of termination of employment, determined based on actual performance, in accordance with the terms of the SJW Equity Plan and applicable Restricted Stock Unit Issuance Agreement, prorated based on Employee’s period of employment and continued service in the Consulting Role during the applicable performance period for the award, and (D) Employee shall be eligible to receive the Annual Bonus for the year of Employee’s termination of employment, based on actual performance, which shall be prorated based on Employee’s period of employment during such year (but not Employee’s service in the Consulting Role), and paid in accordance with Paragraph 4(b). For the avoidance of doubt, if Employee transitions into the Consulting Role, Employee shall not be eligible to receive the payments and benefits set forth in Paragraph 7 other than the Accrued Obligations (as defined in Paragraph 7(a) below).
7.    Payment Upon Termination.

(a)    Cause. If Employee’s employment is terminated by Company for Cause, the obligations of all members of the Group under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement except only compensation or benefits accrued or earned and vested (if applicable) by Employee as of the date of termination, including Base Salary through the date of termination, benefits payable under the terms of any qualified or nonqualified retirement plans or deferred compensation plans maintained by Company, any accrued vacation pay as of the date of termination not yet paid by Company and any benefits required to be paid by law such as continued health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (collectively, the “Accrued Obligations”).
(b)    Without Good Reason. If Employee shall voluntarily terminate Employee’s employment during the Term, other than for Good Reason, the obligations of all members of the Group under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement except only the Accrued Obligations.
(c)    Death. In the event of the death of Employee during the Term, then, in addition to the Accrued Obligations and any other benefits which may be payable by Company in respect of the death of Employee, the Base Salary then payable hereunder shall continue to be paid at the then current rate for a period of six (6) months after such death to such beneficiary as shall have been designated in writing by Employee, or if no effective designation exists, then to the estate of Employee. Such payments shall be made on the first (1st) and fifteenth (15th) of each month, beginning on the first day of the first month following Employee’s death.
(d)    Without Cause; Disability; For Good Reason. If Employee’s employment is terminated prior to the Term End Date due to an Involuntary Termination or Employee’s Disability, Employee shall be entitled to receive, and Company shall be obligated to pay and provide Employee, the amounts set forth in subsections (i)-(ix) below, subject to Paragraph 13, and provided that Employee shall not have breached Paragraphs 8 and 9.
(i)    Company shall pay Employee, in equal installments, an amount equal to (A) the sum of Employee’s Base Salary (at the rate in effect as of Employee’s date of termination) plus Annual Target Bonus (as in effect for the year of Employee’s termination) multiplied by (B) the Severance Multiplier. The Severance Multiplier shall be (i) three, for a termination of employment that occurs after the Effective Date but before the first anniversary of the Effective Date, (ii) two, for a termination of employment that occurs on or after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, and (iii) one, for a termination of employment that occurs on or after the second anniversary of the Effective Date but prior to the Term End Date. If, at the time of termination, Employee is not a “specified employee” as defined under Section 409A (as defined in Paragraph 21), payment of such amounts shall be made in equal installments on the first day of each month, commencing with the first day of the first month following termination and ending with the Term End Date; provided, however, that if the Release is not effective on the first such payment date, any amounts that would be payable prior to the effectiveness of the Release contemplated in

Paragraph 13 shall be accumulated and paid with the first installment following the effectiveness of the Release in accordance with Paragraphs 13 and 21. If, at the time of termination, Employee is a “specified employee” as that term is defined under Section 409A, seven (7) such equal amounts shall be paid to Employee on the date which is the first day of the seventh (7th) month following the date of termination of employment, and the remaining equal amounts shall be payable on the first day of each month subsequent to the date of the first payment (one payment per month) through the Term End Date.
(ii)    Employee shall vest in full in all CTWS incentive awards assumed by SJW in connection with the Merger that remain unvested on the date of the Involuntary Termination, which shall be payable in accordance with the terms and conditions (including any deferral election) set forth in the applicable plan document and award agreement.
(iii)    Company shall pay Employee an amount equal to the aggregate amounts that Company would have contributed on behalf of Employee under Company’s qualified defined contribution retirement plan(s), if any such plan(s) shall be in effect (other than amounts attributable to Employee’s before-tax contributions to such plan(s)) plus estimated earnings thereon had Employee continued in the employ of Company until the Term End Date and made contributions under said plan(s) equal to the maximum amount that Employee could have contributed under the terms of such plan(s) for the plan year immediately preceding Employee’s termination. Such amount shall be paid in a lump sum to Employee on the second anniversary of Employee’s termination of employment.
(iv)    Company shall pay Employee an amount equal to the additional “interest equivalent” which would have been earned under any deferred compensation agreement between Company and Employee, if any such agreement shall be in effect, had Employee continued in the employ of Company until the Term End Date, received compensation at least equal to that specified in Paragraph 4 of this Agreement during such time, and deferred pursuant to said deferred compensation agreement the amount of compensation specified therein. Such amount shall be paid in a lump sum to Employee on the second anniversary of Employee’s termination of employment.
(v)    Company shall pay Employee an amount equal to the additional annual pension benefits that would have been payable to Employee under Company’s qualified defined benefit retirement plan (the “Retirement Plan”) and under any nonqualified supplemental Employee retirement plan covering Employee (the “Supplemental Plan”), if any such Retirement Plan or Supplemental Plan shall be in effect, if Employee had been continued in the employ of Company until the Term End Date and had received compensation at least equal to that specified in Paragraph 4(a) of this Agreement during such time and had been fully vested in the benefits payable under any such Retirement Plan and Supplemental Plan. The discounted present value of such additional benefits shall be payable to Employee in a lump sum, as calculated by the independent actuary for the Retirement Plan using the assumptions specified in the Retirement Plan, on the second anniversary of Employee’s termination of employment.
(vi)    If Employee’s employment is terminated by reason of Employee’s Disability, Employee shall be entitled to receive, in addition to the other benefits provided under this Paragraph 7(d), disability benefits payable in accordance with any bona fide disability plan maintained by Company, to the extent Employee qualifies for benefits under the terms of such bona fide disability plan.
(vii)    Company shall pay Employee a lump sum cash payment equal to the amount that Company would have contributed on behalf of Employee for coverage through the Term End Date under all life, health, disability and similar welfare benefit plans and programs and other perquisites maintained by Company. Such payment shall be made within 60 days following Employee’s termination of employment, provided, however, if, on the date of termination, Employee is a “specified employee” as that term is defined under Section 409A, such payment shall be made on the first day of the seventh (7th) month following the date of termination of employment.
(viii)    Company shall reimburse Employee for the amount of any reasonable legal or accounting fees and expenses incurred by Employee to obtain or enforce any right or benefit provided to Employee by Company hereunder or as confirmed or acknowledged hereunder.
(ix)    Company shall provide Employee with reasonable outplacement services from a firm selected by Company for a period of one (1) year commencing on the date of termination, or until Employee accepts other employment, if earlier.
8.    Confidential Information.
(a)    Employee reaffirms and agrees to observe and abide by any and all existing contractual terms regarding protection of Company’s confidential or proprietary information, specifically including any provisions therein regarding nondisclosure of Company’s trade secrets and confidential and proprietary information, regardless of whether the underlying agreement containing said terms is otherwise superseded by this Agreement. Employee understands that in the course of Employee’s further employment by Company, Employee will continue to receive or have access to Confidential Information concerning the business or purposes of the members of the Group, and which the Group desires to protect. Employee understands that for purposes of this Agreement, “Confidential Information” means any Company and/or Group proprietary information, technical data, trade secrets or know-how, including, but not be limited to, customer lists and information, employee lists, including, if known, confidential personnel information and data of the members of the Group, as well as research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information. Notwithstanding the generality of the foregoing, Confidential Information does not include information that has become publicly known and made generally available through no wrongful act of Employee or others. Employee agrees that Employee will not, at any time, reveal to anyone outside of any member of the Group or use for Employee’s own benefit any such information without specific written authorization by Company. Employee further agrees not to use any such Confidential Information or trade secrets in competing with any member of the Group at any time.

(b)    Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify Company that Employee has engaged in such communications with the Regulators. If Employee is required by law to disclose Confidential Information, other than to Regulators as described above, Employee shall give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
9.    Covenants by Employee Not to Compete With the Group.
(a)    During the Term and for a period of two (2) years after the termination of Employee’s employment with Company for any reason, in order to further protect the Confidential Information and other good will of Company and Group, Employee covenants and agrees that Employee will not:
(i)    directly or indirectly, in any manner or under any circumstances or conditions, whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business which, at the date of Employee’s termination, is a Competitor (as defined herein), either directly or indirectly, with any member of the Group, or engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend Employee’s name (or any part or variant thereof) to, any business which, at the date of Employee’s termination, is a Competitor, either directly or indirectly, with any member of the Group, or as a result of Employee’s engagement or participation would become, a Competitor, either directly or indirectly, with any aspect of the business of any member of the Group as it exists at the time of Employee’s termination; or
(ii)    solicit any officer, director, employee or agent of any member of the Group or any subsidiary or affiliate of any member of the Group to become an officer, director, employee or agent of Employee, Employee’s respective affiliates or anyone else.

For the purposes of this Agreement, a Competitor is any business which is similar to the business of any member of the Group or in any way in competition with the business of any member of the Group within any of the then-existing water utility service areas of Company.
Ownership, in the aggregate, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision.
(b)    Employee hereby acknowledges that the nature of Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor to Company, it would be difficult for Employee not to rely on or use Confidential Information, or otherwise jeopardize the good will of Company, and further acknowledges that Employee’s services are unique and extraordinary, and are not readily replaceable. Accordingly, Employee hereby expressly agrees that Company or any other member of the Group, in enforcing the covenants contained in Paragraphs 8 and 9 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining Employee in the event of a breach, actual or threatened, of the agreements and covenants contained in these Paragraphs, without the requirement of posting any associated bond, and that Company or Group shall be entitled to recoup from Employee any reasonable attorneys’ fees or costs incurred in enforcing these provisions.
(c)    The parties hereto believe that the restrictive covenants of these Paragraphs are reasonable, and Employee expressly recognizes that the scope of these provisions are necessary to protect Company and Group’s legitimate business interests, including but not limited to protection of the Confidential Information and good will of Company and Group. Notwithstanding, if at any time it shall be determined by any court of competent jurisdiction that these Paragraphs or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.
10.    No Obligation to Mitigate. So long as Employee shall not be in breach of any provision of Paragraph 8 or 9, Employee shall have no duty to mitigate damages in the event of a termination and if Employee voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of any member of the Group to make payments hereunder, except as specifically provided in Paragraph 7.
11.    Resignation. In the event that Employee’s services hereunder are terminated under any of the provisions of this Agreement (except by death), Employee agrees that Employee will deliver to the CTWS Board, Employee’s written resignation as an officer of and as a member of any Board of Directors of each member of the Group, including as a member of the

Company Board and CTWS Board, such resignation to become effective immediately, or, at the option of the Company Board, on a later date as specified by the Company Board.
12.    Insurance. Company, CTWS and SJW shall have the right, each at its own cost and expense, to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Employee, and Employee agrees to submit to the usual and customary medical examination and otherwise to cooperate with any member of the Group in connection with the procurement of any such insurance, and any claims thereunder.
13.    Release. As a condition of receiving payments or benefits provided for in this Agreement, Employee shall execute and deliver for the benefit of the Group and any affiliate of any member of the Group, a general release in the form set forth in Attachment A (the “Release”), and such Release shall become effective in accordance with its terms. The failure or refusal of Employee to timely sign such Release or the revocation of such a Release shall cause the termination of any and all obligations of the Group to make payments or provide benefits hereunder, and the forfeiture of the right of Employee to receive any such payments and benefits. Employee acknowledges that Company has advised Employee to consult with an attorney prior to signing this Agreement and that Employee has had an opportunity to do so.
14.    Additional Benefits. In addition to the other benefits payable to Employee pursuant to this Agreement, in the event that any payment or benefit received or to be received by Employee under this Agreement (a “Payment”) is subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), or any successor to such Section, as determined by a nationally recognized independent certified public accounting firm selected by Company (the “Tax Advisor”), then Company shall make an additional payment to Employee in a lump sum equal to the Excise Tax (and any excise tax imposed under state or local law similar to Section 4999 of the Code, if any) imposed on Employee as a result of payments made under this Agreement, including the amount of additional taxes imposed upon the service provider due to Company’s payment of the Excise Tax on such compensation. Such payment shall be made no later than the end of the calendar year following the calendar year in which Employee remits the related taxes, provided that if, on the date of termination, Employee is a “specified employee,” as that term is defined under Section 409A, and to the extent required to comply with Section 409A, such payment shall not be made sooner than the first day of the seventh (7th) month following termination of employment. The determination of the Tax Advisor as provided herein shall be completed not later than forty-five (45) days following Employee’s date of termination of employment or, if earlier and applicable, following the “change in control” that would trigger the Excise Tax, and such determination shall be communicated in writing to Company, with a copy to Employee within said forty-five (45) day period. The determination of the Tax Advisor as provided herein shall be deemed conclusive and binding on Company and Employee. Company shall pay the fees and other costs of the Tax Advisor hereunder.
15.    Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Employee or to the Secretary of Company and CTWS, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Employee, to

Employee’s last known address as carried on the personnel records of Company, and, in the case of Company and CTWS, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.
16.    Successors and Binding Agreement.
(a)    Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company is required to perform it. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Company” shall include any successor to Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(b)    This Agreement shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee dies while any amount is still payable hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.
17.    Arbitration. Any dispute which may arise between the parties hereto may, if both parties agree, be submitted to binding arbitration in the State of Connecticut in accordance with the Rules of the American Arbitration Association (available at www.adr.org); provided that any such dispute shall first be submitted to the Company Board in an effort to resolve such dispute without resort to arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended. Claims subject to arbitration include, to the fullest extent permitted by applicable law, all claims under federal, state or local law arising out of or relating to Employee’s employment with Company, the breach of any contract or agreement between Employee and Company or Group (including, but not limited to, this Agreement), the termination of employment with Company, or any other aspect of Employee’s relationship with Company or Group, including claims that Employee may have against Company’s or Group’s officers, directors, members, supervisors, managers, employees, or agents, and claims that Company or Group may have against Employee. All such claims must be brought in an individual capacity, and not as a plaintiff or class member in any purported class, representative or collective proceeding.
18.    Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.
19.    Amendment. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto.

20.    Construction. This Agreement shall supersede and replace all prior agreements and understandings between the parties hereto on the subject-matter covered hereby, including the Prior Agreement. Words of the masculine gender mean and include correlative words of the feminine gender. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.
21.    Deferred Compensation.
(a)    This Agreement is intended to comply with section 409A of the Code and its corresponding regulations (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.
(b)    With respect to payments that are subject to Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Employee’s execution of the Release, directly or indirectly, result in Employee’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
22.    At-Will Employment. Although this Agreement has a term set forth above, Employee’s employment with Company may be terminated by Employee or by Company at any time, for any reason, subject to the provisions of Paragraph 7 above. The at-will nature of Employee’s employment relationship with Company, as described immediately above, may only be changed by express written approval of a disinterested majority of the CTWS Board.
23.    Assignment Prohibited. Benefits hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Employee, Employee’s beneficiary, or estate, and any attempt to anticipate, alienate, transfer, assign or attach the same shall be void. Employee, Employee’s beneficiary or estate shall only have a contractual right to benefits hereunder and shall have the status of general unsecured creditors.
24.    Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and Company shall withhold from any payments under this Agreement all federal, state and local taxes as Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
25.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Connecticut without regard to rules governing conflicts of law.
26.    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
* * * * * * *

IN WITNESS WHEREOF, Company and CTWS have caused this Agreement to be executed by an authorized officer, and Employee has hereunto set Employee’s hand.

The Connecticut Water Company

10/9/19	By	/s/ Eric W. Thornburg
Date

Connecticut Water Service, Inc.

10/9/19	By	/s/ Eric W. Thornburg
Date

Employee

10/09/19		/s/ Maureen P. Westbrook
Date

Exhibit A
Restricted Stock Unit Issuance Agreement

ATTACHMENT A
RELEASE
We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to The Connecticut Water Company (“Company”) to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.
In consideration for the benefits provided under your Employment Agreement dated ________________, 2019 with Company and Connecticut Water Service, Inc. (“CTWS”) (the “Employment Agreement”), by your signature below you agree to accept such benefits and not to make any claims of any kind against Company, CTWS and SJW Group, and their past and present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns, or any and all past, present and future Directors, officers, fiduciaries or employees of any of the foregoing (all parties referred to in the foregoing are hereinafter referred to as the “Releasees”) before any agency, court or other forum, and you agree to release the Releasees from all claims, known or unknown, arising in any way from any actions taken by the Releasees up to the date of this Release, including, without limiting the foregoing, any claim for wrongful discharge, breach of contract, fraudulent inducement, misrepresentation, or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Connecticut’s Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Act, the Connecticut Family and Medical Leave Law, Connecticut Minimum Wage and Overtime Law, Connecticut WARN Law, or any other federal, state or local statute or regulation and any claim for attorneys’ fees, expenses or costs of litigation.
THE PRECEDING PARAGRAPH MEANS THAT BY SIGNING THIS RELEASE YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASEES BASED ON ANY ACTIONS TAKEN BY THE RELEASEES UP TO THE DATE OF THIS RELEASE, WHETHER PRESENTLY KNOWN OR UNKNOWN BY YOU.
By signing this Release, you acknowledge that you have received all compensation and benefits due to you from Company, or any other entity referenced above (if applicable), relating to your employment with Company, including but not limited to all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other compensation or benefits are due to you other than as contractual termination payments as set forth in the Employment Agreement in exchange for entering into this Release. You acknowledge that such termination payments provide sufficient consideration for this Release. You also acknowledge that you have been reimbursed by Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements or other sums are owed to you.

By signing this Release, you further agree as follows:
1.    You have read this Release carefully and fully understand its terms;
2.    You have had at least twenty-one (21) days to consider the terms of the Release;
3.    You have seven (7) days from the date you sign this Release to revoke it by written notification to Company. After this seven (7) day period, this Release is final and binding and may not be revoked;
4.    You have been advised to seek legal counsel and have had an opportunity to do so;
5.    You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to waive any right you have to bring a lawsuit or legal claim against the Releasees; and
6.    Your agreement to the terms set forth above is voluntary.
This Release shall be governed by the laws of the State of Connecticut, without regard for choice-of-law provisions. By signing below, you agree to be fully bound to the terms of this Release, and consent to personal and exclusive jurisdiction and venue in the State of Connecticut.

Name:

Signature:	Date:

Received by:	Date:

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